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                                    Exhibit I


The shares of GOVETT STRATEGIC INVESTMENT TRUST PLC which are the Subject of this Schedule 13G were acquired by various investment funds for which subsidiaries of B.A.T. act as manager and investment adviser and exercise investment discretion. The identity of such subsidiaries is as follows:

         Allied Dunbar Assurance plc       Threadneedle Investment Services
         Allied Dunbar Centre               Limited
         Swindon SN1 1EL                   60 St. Mary Axe
         England                           London EC3A 8JQ
                                           England
         Eagle Star Unit Managers Limited
         60 St. Mary Axe
         London EC3A 8JQ
         England

         Eagle Star Life Assurance Co. Ltd.
         60 St. Mary Axe
         London EC3A 8JQ
         England


         Each of the foregoing subsidiaries is an insurance company for purposes of Item 3 of this Statement.

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